EXHIBIT 2.1


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                            STOCK PURCHASE AGREEMENT

                                     between

                              P&F INDUSTRIES, INC.

                                       and

                                 MARK C. WELDON

                        relating to the purchase and sale

                                       of

                           NATIONWIDE INDUSTRIES, INC.

                             Dated as of May 3, 2002


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Recitals


SECTION 1.  DEFINITIONS........................................................1

SECTION 2.  PURCHASE AND SALE OF COMPANY SHARES................................8

SECTION 3.  CONTINGENT PAYMENT................................................12

SECTION 4.  CLOSING...........................................................13

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE SELLER......................13

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF THE BUYER.......................28

SECTION 7.  COVENANTS OF THE SELLER...........................................29

SECTION 8.  COVENANTS OF THE BUYER............................................33

SECTION 9.  INDEMNIFICATION...................................................33

SECTION 10. CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER.................36

SECTION 11. CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER..................37

SECTION 12. TERMINATION.......................................................39

SECTION 13. TAX MATTERS.......................................................40

SECTION 14. MISCELLANEOUS.....................................................41


INDEX TO SCHEDULES

2.1                 Purchase Price Calculation
2.2(k)              Illustrative Purchase Price Adjustments
5.2                 Qualification
5.4                 Consents, Waivers, Authorizations and Approvals
5.7                 Financial Statements
5.8                 Material Changes or Events
5.9                 Tax Matter Exceptions
5.10                Undisclosed Liabilities
5.12                Leases
5.13(b)             Liens on Assets
5.13(c)             Equipment and Machinery
5.14(a)             Intellectual Property
5.14(b)             Intellectual Property Agreements
5.14(c)             Intangible Assets
5.15                Licenses, Permits and Governmental Approvals
5.16                Exceptions to Compliance with Law


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5.17                Litigation
5.18                Contracts
5.20 (a)            Employee Plans
5.20 (g)            Post-Retirement Benefits
5.21                Customers, Suppliers and Competitors
5.22                Insurance
5.23                Transactions with Directors, Officers and Affiliates
5.26 (a)            Employment Agreements or Contracts
5.26 (b)            Exceptions to Compliance with Employment Laws
5.26(c)             List of Company Employees
10.3                Consents and Approvals
11.13               Guaranteed Indebtedness
13.4                Tax Sharing Agreements

                                INDEX TO EXHIBITS

Exhibit A           Form of Company Facility Purchase Agreement
Exhibit B           Form of Employment Agreement
Exhibit C           Form of Escrow Agreement
Exhibit D           Form of Opinion of Counsel to the Buyer
Exhibit E           Form of Opinion of Counsel to the Seller
Exhibit F           Form of Releases by Directors and Officers
Exhibit G           Form of Estoppel Letter
Exhibit H           Form of Letter Agreement


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                            STOCK PURCHASE AGREEMENT
                            ------------------------

     STOCK PURCHASE AGREEMENT, dated as of May 3, 2002, by and between Mark C. Weldon (the "Seller") and P&F Industries, Inc., a Delaware corporation (the "Buyer"), in connection with the purchase and sale of the outstanding shares of capital stock of Nationwide Industries, Inc., a Florida corporation (the "Company").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company is engaged in the business of importing and manufacturing door, window and fencing hardware; and

     WHEREAS, the Seller owns all of the issued and outstanding shares (the "Company Shares") of the Company's Common Stock, $1.00 par value per share (the "Company Common Stock");

     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

     SECTION 1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

     "Adjusted 2001 Cost of Goods Sold" shall mean, with respect to each valid part number included in the inventories of the Company as of December 31, 2001, the sum of (x) the cost of goods sold for such part number as reflected in the unaudited Financial Statements referred to in Section 5.7 and (y) the product of
(A) the cost of goods sold for such part number as reflected in the unaudited Financial Statements referred to in Section 5.7 and (B) the Usage Percentage for such part number determined pursuant to Section 2.2(f);

     "Adjusted 2001 EBIT" shall mean EBIT for the 2001 Fiscal Year reduced by the aggregate increase in the cost of goods sold (as reflected in the unaudited Financial Statements referred to in Section 5.7) as reflected in Adjusted 2001 Cost of Goods Sold;

     "Adjusted EBIT Certificate" -- See Section 2.2(g);

     "Affiliate" shall mean any Person, directly or indirectly, controlling, controlled by or under common control with such Person;

     "Base Year EBIT" -- See Section 3(a);

     "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks in the States of New York or Florida are not required or authorized to close;

     "Buyer" -- See Preamble hereto;

     "Buyer Indemnitees" -- See Section 9.2;

     "Closing" -- See Section 4;



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     "Closing Cash Portion" -- See Section 2.1;

     "Closing Date" -- See Section 4;

     "Closing Date Accounts Payable" shall mean the amount of the Company's accounts payable on the Closing Date as reflected in the Closing Date Financial Statements;

     "Closing Date Accounts Receivable" shall mean the amount of the Company's accounts receivable on the Closing Date as reflected in the Closing Date Financial Statements;

     "Closing Date Financial Statements" -- See Section 2.2(a);

     "Closing Date Inventory" shall mean the amount of the Company's inventory on the Closing Date as reflected in the Closing Date Financial Statements;

     "Closing Escrow Portion" shall mean the aggregate amount of $3,025,000 deposited with the Escrow Agent on the Closing Date pursuant to Section 2.1 of this Agreement, which Closing Escrow Portion consists of the Cost of Goods Sold Escrow, the General Escrow, the Real Estate Escrow and the Tax Escrow;

     "Closing Indebtedness" shall mean the amount of the Company's Indebtedness outstanding on the Closing Date as reflected in the Closing Date Financial Statements;

     "Closing Purchase Price" -- See Section 2.1;

     "Code" -- See Section 5.9(a);

     "Company" -- See Recitals hereto;

     "Company Common Stock" -- See Recitals hereto;

     "Company Facility" shall mean the Company's manufacturing facility located at 10333 Windhorst Road, Tampa, Florida;

     "Company Facility Purchase Agreement" shall mean the Contract for Sale and Purchase, dated as of May 1, 2002, between Countrywide Hardware, Inc., an Affiliate of the Buyer, and W.I. Commercial Properties, Inc., relating to the purchase of the Company Facility, in the Form of Exhibit A hereto;

     "Company Shares" -- See Recitals hereto;

     "Contingent Payment" -- See Section 3(a);

     "Contingent Payment Escrow" -- See Section 9.2(b);

     "Contingent Payment Financial Statements" -- See Section 3(b);

     "Contracts" shall mean, collectively, the Leases, Purchase Orders, Sales Orders and Other Contracts, including, without limitation, those described in
Section 5.18 hereto;


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     "Controlled Group" -- See Section 5.20(d);

     "Cost of Goods Sold Adjustment" shall mean the adjustment to the Purchase Price contemplated by Section 2.2(j);

     "Cost of Goods Sold Escrow" shall mean the $1,250,000 deposited with the Escrow Agent on the Closing Date pursuant to Section 2.1 of this Agreement in connection with the Cost of Goods Sold Adjustment;

     "December 31, 2001 Balance Sheet" shall mean the unaudited balance sheet of the Company as of December 31, 2001;

     "EBIT" shall mean the Company's earnings before interest and income taxes, as determined in accordance with GAAP, on the basis of the Company's financial statements, increased by $100,000 for each Twelve-Month Period commencing with the Twelve-Month Period ending on the first anniversary of the Closing Date (and prorated for any portion of a Twelve-Month Period) that the Company shall employ both a Comptroller and a Vice President of Marketing;

     "Employment Agreement" shall mean the employment agreement between Mark C. Weldon and the Company, substantially in the form of Exhibit B hereto;

     "Environmental Laws" shall mean any federal, state, or local statute, regulation, ordinance, order, decree, or other requirement of law (including, without limitation, common law) relating to protection of human health or welfare, natural resources or the environment or to the identification, generation, use, transportation, handling, discharge, emission, treatment, storage or disposal of any pollutant, contaminant, hazardous or solid waste, or any hazardous or toxic substance or material. Without limiting the generality of the foregoing, Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300(f) et seq.; the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. ss. 5101 et seq.; each as amended, together with the regulations promulgated thereunder, permits issued thereunder, and analogous state and local statutes, regulations and ordinances;

     "Environmental Permits" -- See Section 5.27(a)(i);

     "Equipment and Machinery" shall mean all the equipment, machinery, furniture, fixtures and improvements, tooling, spare parts, supplies and vehicles owned, leased or used by the Company;

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;


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     "Escrow Agent" shall mean the financial institution acting as escrow agent under the Escrow Agreement;

     "Escrow Agreement" shall mean the escrow agreement substantially in the form of Exhibit C hereto;

     "Estimated Closing Indebtedness" shall mean an amount equal to $438,822;

     "Final Closing Date Accounts Payable" -- See Section 2(c);

     "Final Closing Date Accounts Receivable" -- See Section 2(c);

     "Final Closing Date Inventory" -- See Section 2(c);

     "Final Closing Indebtedness" -- See Section 2(c);

     "Final March 31, 2002 Accounts Payable" -- See Section 2.2(c);

     "Final March 31, 2002 Accounts Receivable" -- See Section 2.2(c);

     "Final March 31, 2002 Inventory" -- See Section 2.2(c);

     "Financial Statements" -- See Section 5.7;

     "Fiscal Year" shall mean, with respect to the Company, each year ended December 31;

     "481 Adjustment" shall mean the amount specified in that certain agreement between the Company and the Internal Revenue Service dated April 11, 2002 pursuant to which the Company will restate its opening inventory as of January 1, 2001 to $1,650,000 and report a positive adjustment to gross income of $1,364,343 in four equal installments during the 2001-2004 taxable years;

     "GAAP" shall mean generally accepted accounting principles;

     "General Escrow" shall mean the $1,150,000 deposited with the Escrow Agent on the Closing Date pursuant to Section 2.1 of this Agreement together with the amount, if any, deposited with the Escrow Agent pursuant to the first sentence of Section 2.2(d) of this Agreement;

     "Governmental Entity" shall mean any federal, state or foreign governmental or public body, agency or authority;

     "Hazardous Substance" -- See Section 5.27(a)(iv);

     "Indebtedness" shall mean, with respect to any Person, without duplication:
(i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person upon which interest charges are customarily paid;


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(iv) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person; (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued expenses arising in the ordinary course of business in accordance with customary trade terms); (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person; (vii) all guarantees by such Person of Indebtedness of others; (viii) all capital lease obligations of such Person; (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; and (x) all obligations of such Person as an account party to reimburse any bank or any other Person in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or member; "Indemnitee" -- See Section 9.4;

     "Indemnitor" -- See Section 9.4;

     "Intangible Assets" shall mean all intangible personal property rights, including, without limitation, all rights on the part of the Company to proceeds of any insurance policies and all claims on the part of the Company for recoupment, reimbursement and coverage under any insurance policies and all goodwill of the Company, and including, without limitation, those items listed on Schedule 5.14 hereto;

     "Intellectual Property" shall mean: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works (including, without limitation, all software developed by the Company), all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith;
(v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including data and related documentation); (vii) internet web site, domain names and registrations pertaining thereto and all intellectual property used in connection with or contained in the Company's Web site; (viii) all other proprietary rights, including all rights under agreements related to the foregoing; and (ix) all copies and tangible embodiments thereof (in whatever form or medium); including, without limitation, those items listed on Schedule
5.14 hereto;

     "Leased Real Property" -- See Section 5.12;


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     "Leases" -- See Section 5.12;

     "Letter Agreement" shall mean the letter agreement, dated the Closing Date, between the Buyer and Rhonda M. Weldon substantially in the form of Exhibit H hereto;

     "Licenses and Permits" -- See Section 5.15;

     "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), conditional sale agreement, claim, charge, limitation, restriction, assessment or defect in title;

     "Losses" -- See Section 9.2;

     "March 31, 2002 Accounts Payable" shall mean the amount of the Company's accounts payable on March 31, 2002 as reflected on the March 31, 2002 Financial Statements.

     "March 31, 2002 Accounts Receivable" shall mean the amount of the Company's accounts receivable on March 31, 2002 as reflected on the March 31, 2002 Financial Statements;

     "March 31, 2002 Financial Statements" - See Section 2.2(a);

     "March 31, 2002 Inventory" shall mean the amount of the Company's inventory on March 31, 2002 as reflected on the March 31, 2002 Financial Statements;

     "Multiemployer Plans" -- See Section 5.20(e);

     "NLRB" -- See Section 5.26(b);

     "Occurrence" -- See Section 5.28(b);

     "Other Contracts" shall mean all Equipment and Machinery leases, and all indentures, loan agreements, security agreements, partnership or joint venture agreements, license agreements, maintenance contracts, service contracts, employment, commission and consulting agreements, suretyship contracts, letters of credit, reimbursement agreements, distribution agreements, contracts or commitments limiting or restraining the Company from engaging or competing in any lines of business or with any Person, documents granting the power of attorney with respect to the affairs of the Company, agreements not made in the ordinary course of business of the Company, options to purchase any assets or property rights of the Company, working capital maintenance or other form of guaranty agreements, and all other agreements to which the Company is a party, but excluding Leases, Purchase Orders, Sales Orders and Plans;

     "Owned Real Property" -- See Section 5.11;

     "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity;

     "Plans" -- See Section 5.20(a);


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     "Post-Retirement Benefits" -- See Section 5.20(g);

     "Product Liability Lawsuits" -- See Section 5.28(a);

     "Products" -- See Section 5.28(a);

     "Purchase Orders" shall mean all of the Company's outstanding purchase orders, contracts or other commitments to suppliers of goods and services for materials, supplies or other items used in its businesses;

     "Real Estate Escrow" shall mean the $125,000 deposited with the Escrow Agent on the Closing Date pursuant to Section 2.1 of this Agreement;

     "Release" shall mean the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Hazardous Substance through or in the air, soil, surface water, groundwater or any structure;

     "Retrofits" -- See Section 5.28(a);

     "Sales Orders" shall mean all of the Company' sales orders, contracts or other commitments to purchasers of goods and services of its businesses;

     "Securities Act" shall mean the United States Securities Act of 1933, as amended, and all rules and regulations of the United States Securities and Exchange Commission promulgated thereunder;

     "Seller" -- See Preamble hereto;

     "Six Month Inventory" -- See Section 2.2(e);

     "Tax Escrow" shall mean the $500,000 deposited with the Escrow Agent on the Closing Date pursuant to Section 2.1 of this Agreement;

     "Tax Return" shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes;

     "Taxes" shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not; and "Tax" shall mean any one of them;


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     "Twelve-Month Period" -- See Section 3(a);

     "Usage Percentage" -- See Section 2.2(f); and

     "Working Capital Adjustment Certificate" -- See Section 2.2(a).

     SECTION 2. PURCHASE AND SALE OF COMPANY SHARES.

     SECTION 2.1. Closing Purchase Price. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Seller set forth below, on the Closing Date the Buyer shall purchase from the Seller and the Seller shall sell to the Buyer, the Company Shares, free and clear of all Liens. The aggregate purchase price for the Company Shares being sold by the Seller (the "Purchase Price") shall be $11,500,000, which amount shall be subject to adjustment after the Closing Date in the manner set forth in Section 2.2 of this Agreement. Such purchase and sale shall be effected on the Closing Date by the Seller delivering to the Buyer a stock certificate evidencing the Company Shares being purchased by the Buyer from the Seller, duly endorsed for transfer, against delivery by the Buyer (i) to the Seller of $7,426,714 (the "Closing Cash Portion," which Closing Cash Portion shall reflect a reduction to the Purchase Price in an amount equal to the sum of (x) the Estimated Closing Indebtedness, (y) $325,101 with respect to federal, state and local income Taxes of the Company attributable to the 481 Adjustment) and (z) $287,361 with respect to estimated federal, state and local income Taxes of the Company payable for the period from January 1, 2002 through April 30, 2002 (net of federal and state income Taxes overpaid for the 2001 Fiscal Year and federal income Taxes paid with respect to the first quarter of Fiscal 2002 as set forth on Schedule 2.1) and (ii) to the Escrow Agent the Closing Escrow Portion. Payment of the Closing Cash Portion shall be made by certified check or by wire transfer of immediately available funds to such account as the Seller shall, not less than three Business Days prior to the Closing Date, designate in writing to the Buyer. The Closing Escrow Portion delivered to the Escrow Agent on the Closing Date shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

     SECTION 2.2. Adjustment to Purchase Price.

     (a) As soon as practicable, but no later than 45 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller the audited balance sheet of the Company as of March 31, 2002, accompanied by the report on the balance sheet of BDO Seidman, LLP (the balance sheet as of March 31, 2002 being referred to as the "March 31, 2002 Financial Statements") and the audited balance sheet of the Company as of the Closing Date, accompanied by the report on the balance sheet of BDO Seidman, LLP (the balance sheet as of the Closing Date being referred to as the "Closing Date Financial Statements"). The March 31, 2002 Financial Statements and the Closing Date Financial Statements shall be accompanied by a certificate (the "Working Capital Adjustment Certificate") setting forth in reasonable detail the Buyer's calculation of the March 31, 2002 Accounts Payable, the March 31, 2002 Accounts Receivable, the March 31, 2002 Inventory, the Closing Date Accounts Payable, the Closing Date Accounts Receivable, the Closing Date Inventory and the Closing Indebtedness; provided, however, that solely for the purpose of preparing the Working Capital Adjustment Certificate and without limiting the Buyer's rights under this Agreement, all inventory of the Company will


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be assumed to be saleable in the lawful and ordinary business of the Company and all accounts receivable of the Company will be assumed to be current and collectible in amounts not less than the aggregate amount thereof. The March 31, 2002 Financial Statements shall (x) fairly present the financial position of the Company as at the close of business on March 31, 2002 in accordance with GAAP (except that the March 31, 2002 Financial Statements shall not include footnotes) and (y) be prepared in accordance with the accounting policies and practices used in preparing the December 31, 2001 Balance Sheet. The Closing
Date Financial Statements shall (x) fairly present the financial position of the Company as at the close of business on the Closing Date in accordance with GAAP (except that the Closing Date Financial Statements shall not include footnotes) and (y) be prepared in accordance with the accounting policies and practices used in preparing the December 31, 2001 Balance Sheet and (z) be based on a full physical count of the inventories of the Company as of the Closing Date.

     (b) If the Seller disagrees with the Buyer's calculation of the March 31, 2002 Accounts Payable, the March 31, 2002 Accounts Receivable, the March 31, 2002 Inventory, the Closing Date Accounts Payable, the Closing Date Accounts Receivable, the Closing Date Inventory or the Closing Indebtedness as set forth on the Working Capital Adjustment Certificate, the Seller may, within ten (10) Business Days after the delivery of the Working Capital Adjustment Certificate, deliver a notice to the Buyer disagreeing with such calculation and setting forth the Seller's calculation of the March 31, 2002 Accounts Payable, the March 31, 2002 Accounts Receivable, the March 31, 2002 Inventory, the Closing Date Accounts Payable, the Closing Date Accounts Receivable, the Closing Date Inventory and the Closing Indebtedness; provided, however, that no objection can be based on the use of accounting policies and practices so long as such policies and practices are in accordance with GAAP consistently applied.. Any such notice of disagreement shall specify those items or amounts as to which the Seller disagrees, and the Seller shall be deemed to have agreed with all other items and amounts contained on the Working Capital Adjustment Certificate.

     (c) If a notice of disagreement is not delivered on a timely basis pursuant to Section 2.2(b), the March 31, 2002 Accounts Payable, the March 31, 2002 Accounts Receivable, the March 31, 2002 Inventory, the Closing Date Accounts Payable, the Closing Date Accounts Receivable, the Closing Date Inventory and the Closing Indebtedness as reflected on the Working Capital Adjustment Certificate will be final and binding on the parties. If a notice of disagreement shall be duly delivered pursuant to Section 2.2(b), the Buyer and the Seller shall, during the ten (10) Business Days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the March 31, 2002 Accounts Payable, the March 31, 2002 Accounts Receivable, the March 31, 2002 Inventory, the Closing Date Accounts Payable, the Closing Date Accounts Receivable, the Closing Date Inventory and the Closing Indebtedness as reflected on the Working Capital Adjustment Certificate. If, during such period, the Buyer and the Seller are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to the Buyer and the Seller, promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the March 31, 2002 Accounts Payable, the March 31, 2002 Accounts Receivable, the March 31, 2002 Inventory, the Closing Date Accounts Payable, the Closing Date Accounts Receivable, the Closing Date Inventory and the Closing Indebtedness, as the case may be, as reflected on the Working Capital Adjustment Certificate. In making such calculation, such independent accountants shall consider


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only those items or amounts reflected on the Working Capital Adjustment
Certificate as to which the Seller has disagreed. Such independent accountants shall deliver to the Buyer and the Seller, as promptly as practicable, a report setting forth such calculations. Such report shall be final and binding upon the Buyer and the Seller. The fees and disbursements of such independent accountants shall be shared equally by the Buyer and the Seller. The March 31, 2002 Accounts Payable, the March 31, 2002 Accounts Receivable and the March 31, 2002 Inventory as finally determined pursuant to this Section 2.2(b) are referred to, respectively, as the Final March 31, 2002 Accounts Payable, the Final March 31, 2002 Accounts Receivable and the Final March 31, 2002 Inventory. The Closing Date Accounts Payable, the Closing Date Accounts Receivable, the Closing Date Inventory and the Closing Indebtedness as finally determined pursuant to this
Section 2.2(b) are referred to, respectively, as the Final Closing Date Accounts Payable, the Final Closing Date Accounts Receivable, the Final Closing Date Inventory and the Final Closing Indebtedness.

     (d) If (i) the sum of the Final Closing Date Accounts Receivable and the Final Closing Date Inventory less the Final Closing Date Accounts Payable shall exceed (ii) the sum of the March 31, 2002 Accounts Receivable and the March 31, 2002 Inventory less the March 31, 2002 Accounts Payable, the Buyer shall, within three (3) Business Days following the determination, pursuant to Section 2.2(c), of the Final March 31, 2002 Accounts Payable, the Final March 31, 2002 Accounts Receivable, the Final March 31, 2002 Inventory, the Final Closing Date Accounts Payable, the Final Closing Date Accounts Receivable and the Final Closing Date Inventory, and based on such determination and as an adjustment to the Purchase Price, (x) pay to the Seller (by wire transfer of immediately available funds to such account as the Seller shall designate in writing) 90% of such excess and
(y) deliver to the Escrow Agent 10% of such excess, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement. If (i) the sum of the Final Closing Date Accounts Receivable and the Final Closing Date Inventory less the Final Closing Date Accounts Payable shall be less than (ii) the sum of the March 31, 2002 Accounts Receivable and the March 31, 2002 Inventory less than the March 31, 2002 Accounts Payable, the Seller shall, within three (3) Business Days following the determination, pursuant to Section 2.2(c), of the Final Closing Date Accounts Payable, the Final Closing Date Accounts Receivable and the Final Closing Inventory, and based on such determination and as an adjustment to the Purchase Price, pay to the Buyer such amount by wire transfer of immediately available funds to such account as the Buyer shall designate in writing. If the Final Closing Indebtedness shall be less than the Estimated Closing Indebtedness, the Buyer shall, within three (3) Business Days following the determination, pursuant to Section 2.2(c), of the Final Closing Indebtedness and based on such determination and as an adjustment to the Purchase Price, pay to the Seller the amount of such deficiency by wire transfer of immediately available funds to such account as the Seller shall designate in writing. If the Final Closing Indebtedness shall exceed the Estimated Closing Indebtedness, the Seller shall, within three (3) Business Days following the determination, pursuant to Section 2.2(c), of the Final Closing Indebtedness and based on such determination and as an adjustment to the Purchase Price, pay to the Buyer the amount of such excess by wire transfer of immediately available funds to such account as the Buyer shall designate in writing.

     (e) The Buyer shall cause to be prepared a statement of cash flows of the Company for the six month period ending on the six month anniversary of the Closing Date and shall cause to be taken a physical count of the inventories of the Company as of the six month anniversary of the Closing Date (the "Six Month Inventory"). The Six Month Inventory shall (x) be conducted in accordance with the accounting policies and practices used in conducting the physical inventory referred to in Section 2.2(a) and (y) be based on a perpetual inventory maintained by the Company subsequent to the physical inventory referred to in Section 2.2(a), which perpetual inventory shall include a daily adjustment by part number to inventory levels for purchases, production and shipments.

     (f) With respect to each valid part number included in the Six Month Inventory, the Buyer shall calculate (x) a waste factor, which may be positive or negative, which shall be expressed as a percentage of inventory shipped during the six-month period succeeding the Closing Date (each, a "Usage Percentage"), and (y) the Adjusted 2001 Cost of Goods Sold for each such part number included in the inventories of the Company as of December 31, 2001 and
(z) Adjusted 2001 EBIT; provided, however, that the Usage Percentage with respect to any part number which is not shipped during the six month period succeeding the Closing Date shall be the weighted average Usage Percentage for all part numbers which were shipped during such period.

     (g) As soon as practicable, but not later than 210 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a certificate (the "Adjusted EBIT Certificate") setting forth in reasonable detail the Buyer's calculation of each Usage Percentage, the Adjusted 2001 Cost of Goods Sold for each valid part number included in the inventories of the Company as of December 31, 2001 and Adjusted 2001 EBIT.

     (h) If the Seller disagrees with the Buyer's calculation of any Usage Percentage, the Adjusted 2001 Cost of Goods Sold for any valid part number included in the inventories of the Company as of December 31, 2001 or Adjusted 2001 EBIT as set forth in the Adjusted EBIT Certificate, the Seller may, within ten (10) Business Days after the delivery of the Adjusted EBIT Certificate, deliver a notice to the Buyer disagreeing with such calculation and setting forth the Seller's calculation of such Usage Percentage, the Adjusted 2001 Cost of Goods Sold for any valid part number included in the inventories of the Company as of December 31, 2001 or Adjusted 2001 EBIT; provided, however, that no objection can be based on the use of accounting policies and practices so long as such policies and practices are in accordance with GAAP. Any such notice of disagreement shall specify those items or amounts as to which the Seller disagrees, and the Seller shall be deemed to have agreed with all other items and amounts contained on the Adjusted EBIT Certificate.

     (i) If a notice of disagreement is not delivered on a timely basis pursuant to Section 2.2(h), each Usage Percentage, the Adjusted 2001 Cost of Goods Sold for each valid part number included in the inventories of the Company as of December 31, 2001 and Adjusted 2001 EBIT as reflected on the Adjusted EBIT Certificate will be final and binding on the parties. If a notice of disagreement shall be duly delivered pursuant to Section 2.2(h), the Buyer and the Seller shall, during the ten (10) Business Days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, each Usage Percentage, the Adjusted 2001 Cost of Goods Sold for each valid part number included in the inventories of the Company as of December 31, 2001 and Adjusted 2001 EBIT as reflected on the Adjusted EBIT Certificate. If, during such period, the Buyer and the Seller are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to the Buyer and the Seller, promptly to review this Agreement and the disputed items or amounts for the purpose of calculating each Usage Percentage, the Adjusted 2001 Cost of Goods Sold for each valid part number included in the inventories of the Company as of December 31, 2001 and Adjusted 2001 EBIT, as the case may be, as reflected on the Adjusted EBIT Certificate. In making such calculation such independent accountants shall consider only those items or amounts reflected on the Adjusted EBIT Certificate as to which the Seller has disagreed. Such independent accountants shall deliver to the Buyer and the Seller, as promptly as practicable, a report setting forth such calculations. Such report shall be final and binding upon the Buyer and the Seller. The fees and disbursements of such independent accountants shall be shared equally by the Buyer and the Seller.

     (j) If Adjusted 2001 EBIT shall equal or exceed $2,500,000, the Buyer shall, within three (3) Business Days following the determination, pursuant to
Section 2.2(i), of Adjusted 2001 EBIT, and based on such determination and as an adjustment to the Purchase Price, pay to the Seller (by wire transfer of immediately available funds to such account as the Seller shall designate in writing) the sum of $1,250,000 (which may be made by release to the Seller of the Cost of Goods Sold Escrow). If Adjusted 2001 EBIT shall be less than $2,500,000, the Seller shall, within three (3) Business Days following the determination, pursuant to Section 2.2(i), of Adjusted 2001 EBIT, and based on such determination and as an adjustment to the Purchase Price, pay to the Buyer (by wire transfer of immediately available funds to such account as the Buyer shall designate in writing) $4.60 for each $1.00 that Adjusted 2001 EBIT shall be less than $2,500,000 (the Cost of Goods Sold Adjustment may be paid by release to the Buyer of the Cost of Goods Sold Escrow to the extent sufficient funds to make such payment are contained therein and any remaining funds contained in the Cost of Goods Escrow after payment of the Cost of Goods Sold Adjustment shall be released to the Buyer. In no event shall the payment to the Buyer pursuant to this Section 2.2(j) exceed $1,250,000).

     (k) For purposes of illustration only, Schedule 2.2(k) sets forth examples of the adjustment to the Purchase Price contemplated by this Section 2.2.

     SECTION 3. CONTINGENT PAYMENT.

     (a) Subject to the terms and conditions set forth in this Agreement, the Buyer shall pay the Seller an aggregate payment (each a "Contingent Payment") equal to thirty percent (30%) of the Company's EBIT in excess of the Company's Base Year EBIT for each of the twelve-month periods (each, a "Twelve-Month Period") ending on the first, second, third, fourth and fifth anniversaries of the Closing Date. "Base Year EBIT" shall mean an amount equal to the Company's Adjusted 2001 EBIT; provided, however, that for purposes of calculating a Contingent Payment for a period commencing with the Twelve-Month Period ending on the second anniversary of the Closing Date, Base Year EBIT shall be increased on a cumulative basis to the extent that EBIT for the preceding Twelve-Month Period shall be less than Base Year EBIT and decreased, but not to an amount less than Base Year EBIT (as originally calculated), to the extent that EBIT for the succeeding Twelve-Month Period shall exceed Base Year EBIT for the immediately preceding Twelve-Month Period.

     (b) Promptly following completion of each Twelve-Month Period, the Buyer will prepare financial statements of the Company (which may be unaudited) and a schedule calculating EBIT for such Twelve-Month Period and the proposed Contingent Payment (such final statements, the "Contingent Payment Financial Statements"), and deliver the Contingent Financial Statements and related schedule to the Seller within 90 days of the end of such Twelve-Month Period.

     (c) If the Seller disagrees with the Buyer's calculation of the Contingent Payment, the Seller may, within ten (10) Business Days after the delivery of the Contingent Payment Financial Statements, deliver a notice to the Buyer disagreeing with such calculation and setting forth the Seller's calculation of such amount; provided, however, that no objection can be based on the use of accounting policies and practices so long as such policies and practices are in accordance with GAAP consistently applied. Any such notice of disagreement shall specify those items or amounts as to which the Seller disagrees, and the Seller shall be deemed to have agreed with all other items and amounts contained in the Contingent Payment Financial Statements.

     (d) If a notice of disagreement is not delivered pursuant to Section 3(c), the Contingent Payment as determined by reference to the Contingent Payment Financial Statements and the related schedule will be final and binding on the parties. If a notice of disagreement shall be duly delivered pursuant to Section 3(c), the Buyer and the Seller shall, during the ten (10) Business Days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Seller's Contingent Payment. If, during such period, the Buyer and the Seller are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to the Buyer and the Seller, promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Contingent Payment. In making such calculation, such independent accountants shall consider only those items or amounts in the Contingent Payment Financial Statements as to which the Seller has disagreed. Such independent accountants shall deliver to the Buyer and the Seller, as promptly as practicable, a report setting forth such calculations. Such report shall be final and binding upon the Buyer and the Seller. The fees and disbursements of such independent accountants shall be shared equally by the Buyer and the Seller.

     SECTION 4. CLOSING.

     SECTION 4.1. The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement shall take place at the offices of Willkie Farr & Gallagher at 10:00 a.m. on April 30, 2002, or at such other place and time as may be mutually agreed to by the parties hereto (the "Closing Date").

     SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

     The Seller hereby represents and warrants to the Buyer as follows:

     SECTION 5.1. Corporate Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Florida, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. Copies of the Articles of Incorporation and By-laws of the Company, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof.

     SECTION 5.2. Qualification to Do Business. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and in which the failure to be so qualified would have a material adverse effect on the business, operations, properties, assets or condition (financial or other) of the Company. Schedule 5.2 sets forth all jurisdictions in which the Company is qualified to do business.

     SECTION 5.3. No Conflict or Violation; Authority and Validity. (a) The execution, delivery and performance by the Seller of this Agreement, the Employment Agreement and the Escrow Agreement, the execution, delivery and performance by the Company of the Employment Agreement and the execution, delivery and performance by Rhonda M. Weldon of the Letter Agreement do not and will not violate or conflict with any provision of the Articles of Incorporation or By-laws of the Company and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller, the Company or Rhonda M. Weldon is a party or by which the Seller, the Company or Rhonda M. Weldon are bound or to which any of their properties or assets is subject or result in the acceleration of any Indebtedness created thereunder or give rise to a right thereunder to require any payment to be made by the Company, nor will result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Seller, the Company or Rhonda M. Weldon, nor will result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits.

     (b) The Seller has the authority to enter into this Agreement, the Employment Agreement and the Escrow Agreement and to carry out the Seller's obligations hereunder and thereunder, the Company has the authority to enter into the Employment Agreement and to carry out its obligations thereunder and Rhonda M. Weldon has the authority to enter into the Letter Agreement and to carry out her obligations thereunder. This Agreement, the Employment Agreement and the Escrow Agreement have been duly executed and delivered by the Seller and constitute the Seller's valid and binding obligations, enforceable against the Seller in accordance with their terms, and the Employment Agreement has been duly executed and delivered by the Company and constitutes the Company's valid and binding obligation, enforceable against the Company in accordance with its terms.

     SECTION 5.4. Consents and Approvals. Schedule 5.4 sets forth a true and complete list of each consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, and each declaration to or filing or registration with any such Governmental Entity, that is required in connection with the execution and delivery of this Agreement, the Employment Agreement and the Escrow Agreement by the Seller, the execution and delivery of the Employment Agreement by the Company or the execution and delivery of the Letter Agreement by Rhonda M. Weldon, or the performance by the Seller, the Company or Rhonda M. Weldon of their obligations hereunder and thereunder.

     SECTION 5.5. Capital Stock and Related Matters. (a) As of the date hereof, the authorized capital stock of the Company consists of 100 shares of Company Common Stock, of which 50 Company Shares are outstanding. The Company Shares are the sole outstanding shares of capital stock of the Company and are owned beneficially and of record by the Seller; the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. The Company Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     (b) The Seller has, and will have at the Closing, valid and marketable title to all of the Company Shares, free and clear of any Liens.

     SECTION 5.6. Subsidiaries and Equity Investments. The Company does not, directly or indirectly, own or hold any rights to acquire any capital stock or any other securities, interests or investments in any other Person other than investments which constitute cash or cash equivalents.

     SECTION 5.7. Financial Statements. Schedule 5.7 sets forth copies of the December 31, 2001 Balance Sheet, together with the related unaudited statements of income for the 2001 Fiscal Year (all of the financial statements referred to above being hereinafter collectively referred to as the "Financial Statements"). The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that the Financial Statements do not include footnotes and except for the 481 Adjustment), (ii) present fairly in all material respects the financial position and results of operations of the Company as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to normal year-end audit adjustments consistent with prior periods), (iii) are in all material respects complete, correct and in accordance with the books of account and records of the Company and (iv) reflect accurately in all material respects all costs and expenses of the Company.

     SECTION 5.8. Absence of Certain Changes or Events.

     (a) Except as set forth on Schedule 5.8, since December 31, 2001, there has not been:

     (i) any material adverse change in the business, operations, properties, assets or condition (financial or other) of the Company, or any event that has had a material adverse effect on the foregoing, and, to the knowledge of the Seller and the Company, no factor or condition exists and no event has occurred that would be likely to result in any such change, other than changes in general economic conditions and changes which generally affect the industry in which the Company operates;

     (ii) any material loss, damage, destruction or other casualty to or condemnation of the assets or properties of the Company (other than any for which insurance awards have been received or guaranteed);

     (iii) any change in any method of accounting or accounting practice of the Company; or

     (iv) any loss of the employment, services or benefits of any key employee of the Company.

     (b) Since December 31, 2001, the Company has operated in the ordinary course of its business consistent with past practice and, except as set forth on
Schedule 5.8, has not:

     (i) incurred any obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice;

     (ii) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of its assets, properties or rights;

     (iii) mortgaged, pledged or subjected to any Lien any of its assets, properties or rights, except Liens for Taxes not yet due and payable and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of its assets, properties or rights;

     (iv) sold or transferred any of its assets or canceled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;

     (v) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications;

     (vi) defaulted on any obligation;

     (vii) entered into any transaction material to its business, except in the ordinary course of business consistent with past practice;

     (viii) written down the value of any inventory or written off as uncollectible any of its accounts receivable or any portion thereof not reflected in the December 31, 2001 Balance Sheet;

     (ix) granted any increase in the compensation or benefits of its employees or entered into any employment or severance agreement or arrangement with any of them;

     (x) made any capital expenditure in excess of $10,000, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

     (xi) laid off any of its employees;

     (xii) discontinued the sale of any products or product line or program of the Company;

     (xiii) incurred any obligation or liability for the payment of severance benefits;

     (xiv) declared, paid or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities, or agreed to do so; or

     (xv) entered into any agreement or made any commitment to do any of the foregoing.

     SECTION 5.9. Tax Matters. (a) (i) The Company has filed when due all Tax Returns required by applicable law to be filed and the Company has paid all Taxes required to be paid in respect of the periods covered by such Tax Returns;
(ii) the Company reports its income under the accrual method of accounting for federal income Tax purposes; (iii) the information contained in such Tax Returns is true, complete and accurate in all material respects; (iv) Taxes of the Company for periods ending on or before the Closing Date (whether or not shown on any Tax Return), if required to have been paid, have been paid (except for Taxes which are being contested in good faith); (v) except as disclosed on
Schedule 5.9, there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is there any claim for additional Tax or assessment asserted by any Tax authority; (vi) any liability of the Company for Taxes that are not yet due and payable, or which are being contested in good faith, have been provided for in the financial statements of the Company in accordance with GAAP;
(vii) none of the assets, properties or rights of the Company are "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the "Code"); (viii) none of the assets, properties or rights of the Company include any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; and (ix) there is no Lien affecting any of the assets, properties or rights of the Company that arose in connection with any failure or alleged failure to pay any Tax.

     (b) There are no states other than Florida in which the Company is required to file franchise and income Tax Returns.

     SECTION 5.10. Absence of Undisclosed Liabilities. Except as set forth on
Schedule 5.10, the Company does not have any indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the December 31, 2001 Balance Sheet other than liabilities as shall have been incurred or accrued in the ordinary course of business since December 31, 2001. Except as shown on the December 31, 2001 Balance Sheet or on Schedule 5.10, the Company is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

     SECTION 5.11. Owned Real Property. The Company owns no real property.

     SECTION 5.12. Leases.

     (a) Schedule 5.12 sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all real properties in which the Company has a leasehold interest, whether as lessor or lessee (each, a "Lease" and collectively, the "Leases"; the property covered by Leases under which the Company is a lessee is referred to herein as the "Leased Real Property") and in which the Company had a leasehold interest. The Seller has furnished true, correct and complete copies of all Leases to the Buyer or its representatives. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Buyer or its representatives with the corresponding Lease. Except as set forth on Schedule 5.12, the transactions contemplated by this Agreement do not require the consent or approval of the other party to the Leases, nor will such transactions violate any Lease or cause the Company to be in default under any Lease.

     (b) Each Lease is in full force and effect and no Lease has been modified or amended except pursuant to an amendment referred to on Schedule 5.12. Neither the Company nor any other party to a Lease has given to the other party written notice of or has made a claim with respect to any breach or default. The Company is not in default under any Lease and, to the knowledge of the Seller and the Company, no other party to a Lease is in default. There are no events which with the passage of time or the giving of notice or both would constitute a default by the Company or, to the knowledge of the Seller and the Company, by any other party to such Lease.

     (c) None of the Leased Real Property is subject to any sublease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof. The Company has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the Leased Real Property. The Leased Real Property, all improvements thereon and thereto, and the operations therein conducted conform to all applicable health, fire, insurance, environmental, safety, zoning and building laws, ordinances and administrative regulations, Permits and other regulations (including, without limitation, the Americans with Disabilities
Act), except for possible nonconforming uses or violations that do not and will not interfere with the present use, operation or maintenance thereof by the Company as now used, operated or maintained or access thereto, and that do not and will not affect the value thereof, and that do not and will not give rise to any penalty, fine or other liability, and the Company has not received any notice to the contrary. Each Leased Real Property is occupied and used by the Company in compliance with the Lease applicable thereto and pursuant to and in conformity with a validly issued certificate of occupancy which currently remains in effect.

     (d) The plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems for which the Company is responsible under the Leases in the buildings or improvements are in good working order and condition and are fully useable for their intended purpose, and the roof, basement and foundation walls of such buildings and improvements for which the Company is responsible under the Leases are in good condition and free of leaks and other defects. To the knowledge of the Seller and the Company, all such mechanical and structural systems and such roofs, basement and foundation walls for which others are responsible under said Leases are in good working order and condition and free of leaks and other defects. To the knowledge of the Seller and the Company, there are no other physical defects or deferred maintenance items at any Leased Real Property that interfere with or impede the Company's use of such property in the ordinary course of its business or that the Company is obligated under any of the Leases to repair or otherwise correct.

     (e) There are no guaranties (from the Seller or from other Persons) in favor of the lessors of any of the Leased Real Property.

     (f) The Company has not sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interests in the Leased Real Property.

     (g) Access from public streets and provision for parking and loading/unloading at each Leased Real Property conforms to all applicable legal requirements and is adequate for the conduct of the business of the Company in the normal course.

     (h) To the knowledge of the Seller and the Company, no Leased Real Property is subject to a fee mortgage, deed of trust, other security interest or similar encumbrance, nor to a ground lease or underlying lease.

     (i) There is no pending, or, to the knowledge of the Seller or the Company, threatened: (i) condemnation of any part of the Leased Real Property by any Governmental Entity; (ii) special assessment against any part of the Leased Real Property; or (iii) litigation against the Seller or the Company or any lessor for breach of any restrictive covenant affecting any part of the Leased Real Property.

     SECTION 5.13. Assets of the Company.

     (a) The assets, properties and rights of the Company constitute all of the assets and rights which are used in the operation of the business of the Company immediately prior to the Closing and which are necessary or required for the conduct of such business as currently conducted. There are no assets, properties, rights or interests of any kind or nature that the Company has been using, holding or operating in its business prior to the Closing that will not be used, held or owned by the Company immediately following the Closing, other than those assets, properties or rights conveyed in the ordinary course of business consistent with past practice.

     (b) Except as set forth on Schedule 5.13(b), the Company has good and marketable title, free and clear of any Liens, to, or a valid leasehold interest under enforceable leases in, all of the assets, properties and rights of the Company.

     (c) Schedule 5.13(c) sets forth a complete and correct list and brief description of each item of Equipment and Machinery having an original purchase cost or aggregate lease cost exceeding $10,000. The Equipment and Machinery is in good operating condition and repair.

     SECTION 5.14. Intellectual Property; Intangible Assets. (a) Schedule 5.14(a) sets forth a complete and correct listing of the Intellectual Property used by the Company in connection with its business. The Company owns all right, title and interest in and to, or has a valid and enforceable license or otherwise has the right to use, in all jurisdictions in which it carries on business, all Intellectual Property without, to the knowledge of the Seller and the Company, violating or conflicting with the rights of others. Except as set forth on Schedule 5.14(a), all Intellectual Property is owned by the Company, free and clear of all Liens. All of the Company's Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the date of this Agreement have been paid. There has not been communicated to the Company the threat of any claim that the holder of such Intellectual Property is in violation or infringement of any Intellectual Property right of any other Person, or challenging the Company's ownership or use of, or the validity or enforceability of, any of the Company's Intellectual Property. The consummation of the transactions contemplated by this Agreement will not prohibit the Company from using any of the Intellectual Property in a manner substantially similar to its current use of such Intellectual Property in its businesses.

     (b) Schedule 5.14(b) sets forth a complete list of all: (i) licenses, sublicenses and other agreements in which the Company or any sublicensee of the Company has granted to any Person the right to use the Intellectual Property; and (ii) all other consents, indemnifications, forbearances to sue, settlement agreements and licensing or cross-licensing arrangements to which the Company is a party relating to the Intellectual Property or the proprietary rights of any third party. Except as set forth on Schedule 5.14(b), the Company is not under any obligation to pay royalties or other payments in connection with any license, sublicense or other agreement, nor restricted from assigning its rights under any sublicense or agreement respecting Intellectual Property, nor will the Company otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

     (c) Schedule 5.14(c) sets forth a true and complete list of all of the Intangible Assets and a summary description of each such item. There is no restriction affecting the use of any of the Intangible Assets, and no license has been granted with respect thereto. Each of the Intangible Assets is valid and in good standing, is not currently being challenged, is not involved in any pending or, to the knowledge of the Seller and the Company, threatened administrative or judicial proceeding, and does not conflict with any rights of any other Person. The Company's rights in and to the Intangible Assets are sufficient and adequate in all respects to permit the conduct of the business of the Company as now conducted and as has been proposed by the Company to be conducted, and, to the knowledge of the Seller and the Company, none of the products or operations of the business of the Company involves any infringement of any proprietary right of any other Person.

     SECTION 5.15. Licenses and Permits. Schedule 5.15 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any Governmental Entity (the "Licenses and Permits"), and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Seller and the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all respects to permit the continued lawful conduct of the business of the Company in the manner now conducted, and none of the operations of the Company are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted. The consummation of the transactions contemplated by this Agreement will not result in the termination or suspension of any License or Permit.

     SECTION 5.16. Compliance with Law. Except as set forth on Schedule 5.16, the operations of the business of the Company have been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Company and its assets, properties and operations. Except as set forth on Schedule 5.16, the Company has not received notice of any material violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Company or any of its assets, properties or operations.

     SECTION 5.17. Litigation. (a) Except as set forth on Schedule 5.17, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of the Seller and the Company, threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Company or any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to the Company, the assets, properties or rights of the Company or the transactions contemplated by this Agreement, nor is any basis known to the Seller or the Company for any such action, suit, proceeding or investigation. Schedule 5.17 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither the Company nor its assets, properties or rights is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that negatively affects in any material respect or might negatively affect in any material respect the business, assets, properties or rights of the Company, or that would or might interfere with the transactions contemplated by this Agreement.

     (b) Neither the Seller, the Company nor their respective assets, properties or rights are subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator.

     SECTION 5.18. Contracts.

     (a) Schedule 5.18 sets forth a complete and correct list and, if such contract is not in writing, a summary description of all Contracts (as in effect on the date hereof).

     (b) Each Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof. The Company has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and, to the knowledge of the Seller and the Company, no event has occurred which, with due notice or lapse of time, or both, would constitute such a default. To the knowledge of the Seller and the Company, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Seller has delivered to the Buyer or its representatives true and complete originals or copies of all the Contracts.

     SECTION 5.19. Inventories. The inventories of the Company reflected on the March 31, 2002 Financial Statements, or acquired by the Company after the date thereof and prior to the Closing Date, are carried at not more than the lower of cost or net realizable value, and do not include any obsolete inventory or surplus inventory for which adequate reserves have not been established on the March 31, 2002 Financial Statements. As used herein, "obsolete inventory" is inventory which, at March 31, 2002, was not usable or salable in the lawful and ordinary course of business of the Company as now conducted because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause, in each case net of reserves provided therefor on the Balance Sheet; and "surplus inventory" is inventory that, at both the six-month anniversary and the eighteen-month anniversary of the Closing Date, exceeded the Company's requirements of such inventory for twelve months (based on annualized usage without material reduction in March 31, 2002 margins for each part number developed during the six-month period succeeding the Closing Date and including as Obsolete Inventory any part number with respect to which there are no sales without material reduction in March 31, 2002 margins during the eighteen-month period succeeding the Closing Date).

     SECTION 5.20. Employee Plans.

     (a) Schedule 5.20(a) sets forth all "employee benefit plans," as defined in
Section 3(3) of ERISA, and all other employee benefits, policies or payroll practices, including, without limitation, any retirement, health, insurance, severance, deferred compensation, bonus, incentive, stock purchase, stock option or fringe benefit plans or programs maintained or sponsored by the Company, or with respect to which the Company has any responsibility or liability (collectively referred to herein as the "Plans"). With respect to the Plans, the Seller has delivered to the Buyer or its representatives copies of: (i) the plan documents, and, where applicable, related trust agreements, and any related agreements which are in writing; (ii) summary plan descriptions; (iii) the most recent Internal Revenue Service determination letter relating to each Plan for which a letter of determination was obtained; (iv) to the extent required to be filed, the most recent Annual Report (Form 5500 Series and accompanying schedules of each Plan and applicable financial statements) as filed with the Internal Revenue Service; and (v) audited financial statements, if any.

     (b) In all material respects, each Plan conforms to, and its administration is in compliance with, all applicable requirements of law, including, without limitation, ERISA and the Code and all of the Plans are in full force and effect as written, and all premiums, contributions and other payments required to be made by the Company under the terms of any Plan have been made or accrued.

     (c) Each Plan maintained by the Company that is intended to be qualified under Section 401(a) of the Code and each trust maintained pursuant thereto has been determined to be exempt from federal taxation under Section 501 of the Code by the Internal Revenue Service and the Company has received a favorable determination letter from the Internal Revenue Service with respect to each such Plan. To the knowledge of the Seller and the Company, no circumstances or events have occurred that could adversely affect the qualified status of any Plan or related trust. No Plan maintained by the Company that is an employee welfare benefit plan as defined in Section 3(1) of ERISA is funded through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code.

     (d) Neither the Company nor any trade or business (whether or not incorporated) under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code (the "Controlled Group") has ever maintained, contributed to or incurred any liability with respect to any plan subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any member of the Controlled Group has any material liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. Neither the Company nor any member of the Controlled Group has engaged in any transaction described in Section 4069 of ERISA.

     (e) There are no multiemployer plans (as defined in SubSection 3(37) of ERISA) ("Multiemployer Plans") to which the Company or any other member of the Controlled Group is, or has been, required to make a contribution or other payment. Neither the Company nor any member of the Controlled Group has withdrawn in a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any material liability due to the termination or reorganization of such a Multiemployer Plan.

     (f) There has been no non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA) with respect to any Plan or penalty under Section 502(i) of the Code for which the Company could have any liability.

     (g) Except as set forth on Schedule 5.20(g), the Company does not maintain any Plan providing post-retirement benefits other than Plans qualified under
Section 401(a) of the Code ("Post-Retirement Benefits") or as required under applicable continuation of coverage laws. The Company is not liable for Post-Retirement Benefits under any plan not maintained by the Company. The Company has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601 to 608 of ERISA relating to continuation coverage for group health plans.

     (h) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Plans.

     (i) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of the Seller and the Company, threatened, against the Plans, the assets of any of the trusts under the Plans or the Plan sponsor or the Plan administrator, or, to the knowledge of the Seller and the Company, against any fiduciary of the Plans with respect to the operation of the Plans (other than routine benefit claims).

     (j) There has been no mass layoff or plant closing as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" law with respect to the employees of the Company.

     (k) The execution of, and the performance of the transactions contemplated by, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

     (l) There are no Company employee stock option plans outstanding.

     SECTION 5.21. Customers and Suppliers. Schedule 5.21 sets forth a complete and correct list of: (a) all customers whose purchases from the Company exceeded 5% of the net sales of the Company during Fiscal Year 2001; (b) the twenty (20) largest suppliers by dollar volume of the Company and the aggregate dollar volume of purchases (broken down by principal categories) by the Company from such suppliers during Fiscal Year 2001; (c) all distributors of any products of the Company; and (d) all sales representatives of the Company. Except as set forth on Schedule 5.21, none of such customers, suppliers, distributors or representatives has or, to the knowledge of the Seller and the Company, intends to terminate or change significantly its relationship with the Company.

     SECTION 5.22. Insurance. Schedule 5.22 lists the fidelity bonds and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring the Company and its assets, properties and operations. The Seller has furnished a true, complete and accurate copy of all such policies and bonds to the Buyer or its representatives. Except as set forth on Schedule 5.22, all such policies and bonds are in full force and effect, to the knowledge of the Seller and the Company have been underwritten by financially sound and reputable insurers, are sufficient for all applicable requirements of law and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. The Company shall maintain the coverage under all policies and bonds listed on Schedule 5.22 in full force and effect through the Closing Date. The Company is not in default under any provisions of any such policy of insurance nor has the Company received notice of cancellation of any such insurance. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. To the knowledge of the Seller and the Company, the insurance maintained by the Company in connection with its business is adequate in accordance with industry standards, the requirements of any applicable Leases and is in at least the minimum amount required by currently applicable environmental regulations.

     SECTION 5.23. Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 5.23, the Company is not a party to any agreement or arrangement with any of the directors, officers or stockholders of the Company or any Affiliate or family member of any of the foregoing under which it: (a) leases any real or personal property (either to or from such Person); (b) licenses technology (either to or from such Person); (c) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (d) purchases products or services from such Person; (e) pays or receives commissions, rebates or other payments; or (f) provides or receives any other material benefit. Except as set forth on Schedule 5.23, the Company does not employ as an employee or engage as a consultant any family member of any of the directors, officers or stockholders of the Company. Except as set forth on
Schedule 5.23, to the knowledge of the Seller and the Company, during the past three years none of the directors, officers or stockholders of the Company, or any family member of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any Person which during such period has been a supplier, customer or sales agent of the Company or has competed with or been engaged in any business of the kind being conducted by the Company. No Affiliate of the Company owns or has any rights in or to any of the assets, properties or rights used by the Company in the ordinary course of its businesses.

     SECTION 5.24. Change in Ownership. To the knowledge of the Seller and the Company, the consummation of the transactions contemplated by this Agreement will not result in any material adverse change in the business of the Company or in the loss of the benefits of any material relationship with any customer or supplier.

     SECTION 5.25. Receivables. All notes and accounts receivable payable to or for the benefit of the Company reflected on the March 31, 2002 Financial Statements, or acquired by the Company after the date thereof and before the Closing Date, have been collected or are (or will be) current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice) carried (or to be carried) on the books of the Company, and are not subject to any counterclaims or set-offs.

     SECTION 5.26. Labor Matters.

     (a) Except as set forth on Schedule 5.26(a): (i) the Company is not a party to any outstanding employment agreements or contracts with officers or employees of the Company that are not terminable at will, or that provide for the payment of any bonus or commission; (ii) the Company is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Company (other than as required by law); (iii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company nor do the Seller or the Company know of any activities or proceedings of any labor union to organize any such employees; and (iv) the Company is not a party to any consulting agreements.

     (b) Except as set forth on Schedule 5.26(b): (i) the Company is in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB") relating to the Company;
(iii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Seller and the Company, threatened against or affecting the Company, and the Company has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to employees of the Company; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Company; (v) there are no charges with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (vi) the Company has received no notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and no such investigation is in progress.

     (c) Schedule 5.26(c) lists the name, position, starting employment date, current annual salary and bonus and commissions during Fiscal Year 2001 of each current employee of the Company.

     SECTION 5.27. Environmental Matters. (a) Except as set forth on Schedule 5.27:

     (i) The operations of, and the properties owned or operated by, the Company are, and have been, in compliance with all applicable Environmental Laws and all permits, registrations, approvals and other authorizations issued thereunder ("Environmental Permits").

     (ii) Neither the Company nor the Seller reasonably expect that material expenditures are or will be necessary for the Company to maintain full compliance with Environmental Laws currently in effect or proposed or anticipated to be adopted.

     (iii) The Company has obtained, or has made timely and complete application for or for renewal of, all Environmental Permits required for the operation of the Company's business and properties, and no additional Environmental Permits or modifications to Environmental Permits are reasonably expected to be required for the operation of the Company's business and properties.

     (iv) No substance identified or regulated pursuant to any Environmental Law, including, without limitation, any hazardous substance, hazardous waste, toxic substance, pollutant, contaminant or petroleum or any fraction thereof ("Hazardous Substance"), has come to be located on, at, beneath or near any real property currently or formerly owned, operated, leased or used by the Company in violation of any Environmental Law or in any manner which will give rise to liability under any Environmental Law.

     (v) No real property currently or formerly, owned, operated, leased or used by the Company contains or formerly contained any underground or aboveground storage tank, surface impoundment, landfill, land disposal area, polychlorinated biphenyls, asbestos, asbestos-containing material or urea formaldehyde insulation.

     (vi) The Company has not disposed of, transported or arranged for the disposal or transportation of any Hazardous Substance at or to any facility with respect to which the Company will be liable for undertaking or paying for any environmental investigation or any other action to respond to the Release or threatened Release of any Hazardous Substance or will be required to pay natural resource damages.

     (vii) The Company has not received notice of, nor is there pending or threatened against the Company, any claim, notice of violation or potential liability, request for information, investigation, proceeding, order, decree or lawsuit pursuant to any Environmental Law arising out of the operation of the Company's business.

     (viii) To the knowledge of the Seller and the Company, no other party with whom the Company has contracted for environmental matters is or has been the subject of any claim, action or proceeding arising out of the violation or alleged violation of any Environmental Law or the disposal, arrangement for the disposal, Release or threatened Release of any Hazardous Substance.

     (ix) The Company has not, by agreement or otherwise, assumed any liability of or duty to indemnify any other Person for any claim, damage or loss arising out of the use, treatment, storage or disposal of any Hazardous Substance.

     (x) No Hazardous Substance has migrated from any real property currently or formerly owned, operated, leased or used by the Company to any other real property, nor, to the knowledge of the Seller and the Company, has any Hazardous Substance migrated from any other real property onto any real property owned, operated, leased or used by the Company.

     (xi) The Company has not committed any act or omission which could give rise to liability under any Environmental Law.

     (xii) There is no condition in existence on, at, beneath or near any real property owned, leased or used by the Company which could give rise to any claim against, liability of, or loss by, the Buyer pursuant to Environmental Laws.

     (xiii) There are no endangered species, or wetlands, at any of the properties currently owned or operated by the Company nor is any such property subject to any current or threatened deed restriction, use restriction, institutional or engineering control under Environmental Laws.

     (xiv) No Lien arising under any Environmental Law has been attached to, or is threatened against, any property currently owned or operated by the Company.

     (xv) None of the property currently owned or operated by the Company is currently or was previously the subject of any environmental investigation or response activity and none is identified on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or analogous state or local list of sites requiring or which may require environmental investigation or response activity.

     (b) The Seller has provided the Buyer or its representatives with copies of all (i) Environmental Permits, (ii) notices, demands, claims or actions against the Company pursuant to any Environmental Law, and (iii) reports, data or other documentation related to all investigations, audits or assessments of environmental conditions at property owned, leased or used by the Company and the Company's compliance with Environmental Law.

     (c) None of the matters set forth on Schedule 5.27 will have a material adverse effect on the business, properties or operations of the Company.

     SECTION 5.28. Products Liability. (a) (i) There is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority, domestic or foreign, against or involving any products manufactured, produced, distributed or sold by or on behalf of the Company (including any parts or components) (collectively, "Products"), or class of claims or lawsuits involving the same or similar Product which is pending or, to the knowledge of the Seller and the Company, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representations (collectively, "Product Liability Lawsuits"); (ii) to the knowledge of the Seller and the Company, there has not been any Occurrence (as hereinafter defined); and (iii) there has not been, nor is there under consideration or investigation by the Seller or the Company, any Product rework or retrofit (collectively, "Retrofits") conducted by or on behalf of the Company.

     (b) For purposes of this Section 5.28, the term "Occurrence" shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product that is likely to result in a claim or loss.

     SECTION 5.29. Indebtedness Owed to Affiliates. No Indebtedness of the Company is owed to any Affiliate of the Company.

     SECTION 5.30. Accuracy of Information. None of the representations, warranties or statements of the Seller contained in this Agreement, or in the exhibits hereto, contains any untrue statement of a material fact.

     SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

     The Buyer hereby represents and warrants to the Seller as follows:

     SECTION 6.1. Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

     SECTION 6.2. Qualification to Do Business. The Buyer is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and in which the failure to be so qualified would have a material adverse effect on the business, operations, properties, assets or condition (financial or other) of the Buyer and its subsidiaries taken as a whole.

     SECTION 6.3. Authorization and Validity of Agreement and Escrow Agreement. The Buyer has all requisite corporate power and authority to enter into this Agreement and the Escrow Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Escrow Agreement and the performance of the Buyer's obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the Board of Directors of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by the Buyer and constitutes the Buyer's valid and binding obligation enforceable against the Buyer in accordance with its terms.

     SECTION 6.4. No Conflict or Violation. The execution, delivery and performance by the Buyer of this Agreement and the Escrow Agreement do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Buyer and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

     SECTION 6.5. Consents and Approvals. The execution, delivery and performance by the Buyer of this Agreement and the Escrow Agreement do not require the consent or approval of, or filing with, any Governmental Entity or other Person, except for such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

     SECTION 7. COVENANTS OF THE SELLER.

     The Seller hereby covenants as follows:

     SECTION 7.1. Conduct of Business Before the Closing Date. Without the prior written consent of the Buyer, between the date hereof and the Closing Date, the Seller shall not permit the Company to, except as required or expressly permitted pursuant to the terms hereof:

     (i) make any change in the conduct of the business of the Company or enter into any transaction other than in the ordinary course of business consistent with past practice;

     (ii) make any change in its Articles of Incorporation or By-laws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for capital stock or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or the capitalization of the Company, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

     (iii) make any sale, assignment, transfer, abandonment or other conveyance of the assets, properties or rights of the Company or any material part thereof, except transactions pursuant to existing Contracts set forth in the Schedules hereto and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practice;

     (iv) subject any of the assets, properties or rights of the Company, or any part thereof, to any Lien or suffer such to exist, other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, have a material adverse effect on the Company;

     (v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company or declare, set aside or pay any dividends or other distribution in respect of such shares;

     (vi) acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practice;

     (vii) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practice;

     (viii) make or commit to make any capital expenditure in excess of $20,000;

     (ix) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

     (x) fail to keep in full force and effect insurance comparable in amount and scope to coverage currently maintained;

     (xi) take any other action that would cause any of the representations and warranties made by the Seller in this Agreement not to remain true and correct;

     (xii) make any change in any method of accounting or accounting principle, method, estimate or practice, except for any such change required by reason of a concurrent change in GAAP, or write down the value of any inventory or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice;

     (xiii) make, change or revoke any election or method of accounting with respect to Taxes affecting or relating to the Company;

     (xiv) enter into any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company;

     (xv) settle, release or forgive any claim or litigation or waive any right thereto;

     (xvi) make, enter into, modify, amend in any material respect or terminate any Contract, bid or expenditure, where such Contract, bid or expenditure is for
(A) a Contract entailing payments in excess of $20,000 or (B) a Contract having a term in excess of six (6) months;

     (xvii) amend, terminate or surrender any Lease;

     (xviii) create, incur, assume or suffer to exist any Indebtedness; or

     (xix) commit to do any of the foregoing.

     SECTION 7.2. Consents and Approvals. The Seller shall, and shall cause the Company to, at the cost and expense of the Seller, (a) use their commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by the Seller of this Agreement, the Employment Agreement and the Escrow Agreement, in connection with the execution, delivery and performance by the Company of the Employment Agreement and in connection with the execution, delivery and performance by Rhonda M. Weldon of the Letter Agreement, and (b) diligently assist and cooperate with the Buyer, at the Buyer's cost, in preparing and filing all documents required to be submitted by the Buyer to any Governmental Entity, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer all information concerning the Company or the Seller that counsel to the Buyer determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

     SECTION 7.3. Access to Properties and Records. The Seller shall cause the Company to afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 12) to all properties, books, Contracts, commitments and files and records (including, but not limited to, Tax Returns and correspondence with accountants) of the Company and, during such period, shall furnish promptly to the Buyer all other information concerning the Company, its properties and personnel as the Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 7.3 shall qualify any representation or warranty of the Seller or the conditions to the obligations of the Buyer. The Seller also shall cause the Company to afford to the Buyer full access to all assets and operations of the Company throughout the period prior to the Closing Date including, without limitation, access for purposes of visual inspection, record review or testing, at the Buyer's sole option, of soil, groundwater, structural and mechanical components, tanks or other conditions.

     SECTION 7.4. Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 12, the Seller shall not, and shall cause the officers and directors of the Company and any Persons acting on behalf of the Seller or the Company not to, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person or group (other than the Buyer or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving the Company or any other transaction inconsistent with the transactions contemplated hereby. The Seller shall promptly communicate to the Buyer any inquiries or communications concerning any such transaction which he or the Company may receive or of which he or the Company may become aware.

     SECTION 7.5. Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, the Seller will use, and will cause the Company to use, its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective the transactions contemplated hereby.

     SECTION 7.6. Notice of Breach. Through the Closing Date, the Seller shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

     SECTION 7.7. Covenant Not to Compete.

     (a) The Seller shall not and shall cause the Seller's Affiliates not to, for a period of five years after the later to occur of the Closing Date and the termination of the Seller's employment with the Company, compete with the Company or engage or participate, directly or indirectly, in the business or businesses which are engaged in by the Company immediately prior to the Closing in any geographical area where such business or businesses are engaged in or proposed to be engaged in by the Company immediately prior to the Closing.

     (b) The Seller agrees that a monetary remedy for a breach of the agreement set forth in Section 7.7(a) hereof will be inadequate and impracticable and further agrees that such a breach would cause the Buyer irreparable harm, and that the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, the Seller agrees that the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, as a court of competent jurisdiction shall determine.

     (c) If any provision of this Section 7.7 is invalid in part, it shall be curtailed, both as to time and location, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to the Seller as so curtailed.

     SECTION 7.8. Non-Solicitation of Employees. The Seller shall not, and shall cause the Seller's Affiliates not to, for the five-year period commencing on the later to occur of the Closing Date and the termination of the Seller's employment with the Company, make, offer, solicit or induce to enter into, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant with any Person who was, on the date hereof, a full-time employee of the Company.

     SECTION 8. COVENANTS OF THE BUYER.

     SECTION 8.1. Actions Before Closing Date. The Buyer shall not take any action which shall cause it to be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement. The Buyer shall use commercially reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by it under this Agreement as soon as possible, but in no event later than the Closing Date.

     SECTION 8.2. Consents and Approvals. The Buyer shall, at the cost and expense of the Buyer, (a) use its commercially reasonable efforts (which in no event shall require the Buyer or any Affiliate of the Buyer to divest any assets) to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by the Buyer of this Agreement and the Escrow Agreement and (b) diligently assist and cooperate with the Seller in preparing and filing all documents required to be submitted by the Seller to any Governmental Entity, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Seller in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Seller all information concerning the Buyer that counsel to the Seller determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

     SECTION 8.3. Inventories. The Buyer shall cause to be taken a physical count of the inventories of the Company as of the second and fourth monthly anniversary of the Closing Date.

     SECTION 8.4. Cash Balances. As soon as practicable but not more than five Business Days after the Closing Date, the Buyer shall pay the Seller an amount equal to the cash in the Company's bank account at the close of business on the Closing Date.

     SECTION 9. INDEMNIFICATION.

     SECTION 9.1. Survival. The representations and warranties made by the Seller and the Buyer in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement, for a period terminating on the second anniversary date of the Closing Date; provided, however, that the representations and warranties contained in Sections 5.9 and 5.20 shall survive for a period equal to the later of the second anniversary date of the Closing Date and the applicable statute of limitations, the representations and warranties contained in Section 5.16 and 5.17 shall survive for a period equal to the later of the second anniversary date of the Closing Date, and the statute of limitations applicable to a third party bringing the suit, action, claim or proceeding that is the basis for the breach of such representations and warranties and the representations and warranties contained in Sections 5.5, and 5.27 shall survive indefinitely. No claim or action for indemnification under this Section 9 shall be asserted or maintained by any party hereto after the expiration of the period referred to in the preceding sentence with respect to the reason for which indemnification is sought, except for claims made in writing prior to such expiration or actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration. The covenants made by the Seller and the Buyer in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

     SECTION 9.2. Indemnification by the Seller. (a) Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, the Seller shall indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer, and their respective directors, officers, agents, employees and directors of the Company designated by the Buyer or any Affiliate of the Buyer (the "Buyer Indemnitees"), harmless if any Buyer Indemnitee shall at any time or from time to time suffer any damage, liability, obligation, loss, cost, expense (including all reasonable attorneys' fees), deficiency, interest, penalty, impositions, assessments or fines (collectively, "Losses") arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, one or more of the following:

     (i) any untruth or inaccuracy in any representation or certification of the Seller or the breach of any warranty of the Seller contained in this Agreement or in any certificate delivered to the Buyer in connection with the Closing, in each case without regard to any limitation as to "materiality" or "material adverse effect" contained therein;

     (ii) any failure of the Seller duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement on the part of the Seller to be performed or observed; or

     (iii) the action entitled D&D Group Pty, Ltd., an Australian Corporation and D&D Technologies (USA), Inc. a California Corporation v. Nationwide Industries, Inc., a Florida Corporation, for infringement of U.S. Patent Nos. 6,058,747 and 0439,497 in the United States District Court for the Central District of California Southern Division;

provided, however, that the Seller shall have no obligation to make any payment under Section 9.2(a)(i) with respect to any representation or warranty made in good faith without actual knowledge or notice of falsity unless the aggregate amount to which all Buyer Indemnitees are entitled by reason of all such claims under Section 9.2(a)(i) exceeds $115,000, it being understood that once such amount is exceeded, the aggregate of all such claims in excess of such amount shall be payable by the Seller on demand by the Buyer; provided, however, that the foregoing limitation shall not apply with respect to any representation or warranty contained in Section 5.5, Section 5.9, Section 5.11, Section 5.12 or
Section 5.29 of this Agreement.

     (b) The Buyer shall be entitled, at its option, to deposit any Contingent Payment payable to the Seller in accordance with Section 3 of this Agreement into escrow as a source of payment for any amounts due by the Seller to the Buyer in accordance with the terms of this Agreement which are the subject of a Tax Claim, Real Estate Claim or General Claim (each as defined in the Escrow Agreement) existing on the date of such deposit, including, without limitation, in accordance with this Section 9, such amounts (the "Contingent Payment Escrow") to be held by the Escrow Agent subject to the terms and conditions of the Escrow Agent.

     (c) Except as set forth in the proviso to Section 2.2(a) of this Agreement with respect to inventory and accounts receivable, the Buyer shall be precluded from asserting a claim for indemnification under this Section 9.2 to the extent that such claim arises out of matters that were covered in substance by the purchase price adjustments contained in Section 2.2(d) and Sections 2.2(j), such precluded claims to include, for example, (i) a claim that the Financial Statements were inaccurate in violation of Section 5.7 because of the misstatement of any component of the working capital adjustment contained in
Section 2.2(d), and (ii) a claim that the Financial Statements were inaccurate in violation of Section 5.7 because of a misstatement of inventory or cost of goods sold.

     SECTION 9.3. Indemnification by the Buyer. Notwithstanding the Closing, the Buyer shall indemnify and agree to fully defend, save and hold the Seller harmless if the Seller shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, one or more of the following:

     (a) any untruth or inaccuracy in any representation or certification of the Buyer or the breach of any warranty of the Buyer contained in this Agreement or in any certificate delivered to the Seller in connection with the Closing, in each case without regard to any limitation as to "materiality" or "material adverse effect" contained therein; or

     (b) any failure of the Buyer duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement on the part of the Buyer to be performed or observed;

provided, however, that the Buyer shall have no obligation to make any payment under Section 9.3(a) with respect to any representation or warranty made in good faith without actual knowledge or notice of falsity unless the aggregate amount to which the Seller is entitled by reason of all such claims under Section 9.3(a) exceeds $115,000, it being understood that once such amount is exceeded, the aggregate of all such claims in excess of such amount shall be payable by the Buyer on demand by the Seller.

     SECTION 9.4. Procedures for Indemnification. If a party entitled to indemnification under this Section 9 (an "Indemnitee") asserts that a party obligated to indemnify it under this Section 9 (an "Indemnitor") has become obligated to such Indemnitee pursuant to Section 9.2 or 9.3, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnitor may become obligated to an Indemnitee hereunder, such Indemnitee shall give written notice to the Indemnitor. The Indemnitor agrees to defend, contest or otherwise protect the Indemnitee against any such suit, action, investigation, claim or proceeding at its sole cost and expense. The Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitee's choice and shall in any event cooperate with and assist the Indemnitor to the extent reasonably possible. If the Indemnitor fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnitee shall be entitled to recover the entire cost thereof from the Indemnitor, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

     SECTION 9.5. Sole Remedy. Subject to the terms of this Agreement, the indemnification provided by this Section 9 and recovery against the Real Estate Escrow is the sole and exclusive remedy of the Buyer Indemnitees against the Seller for Losses arising out of Section 5.12 of this Agreement.

     SECTION 10. CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER.

     The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than Section 10.4) may be waived by the Seller in his sole discretion:

     SECTION 10.1. Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects (except for each of the representations and warranties made by the Buyer that are limited by materiality, which shall be true and correct in all respects) on and as of the Closing Date as if again made by the Buyer on and as of such date, and the Seller shall have received a certificate to that effect dated the Closing Date and signed by any officer of the Buyer.

     SECTION 10.2. Performance of the Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Seller shall have received a certificate to that effect dated the Closing Date and signed by any officer of the Buyer.

     SECTION 10.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity, and of any other Person, required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 10.3 shall have been duly obtained and shall be in full force and effect on the Closing Date.

     SECTION 10.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the opinion of counsel to the Seller.

     SECTION 10.5. Opinion of Counsel. The Seller shall have received an opinion, dated as of the Closing Date, from Willkie Farr & Gallagher, covering the matters set forth on Exhibit D to be covered by each such opinion, subject in each case to customary qualifications, limitations and qualifications for opinions given in transactions of the kind contemplated hereby.

     SECTION 10.6. Escrow Agreement. The Buyer shall have executed and delivered to the Seller the Escrow Agreement and the Escrow Agreement shall be in full force and effect and the Buyer shall not be in breach thereof.

     SECTION 10.7. Other Closing Documents. The Seller shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Buyer or in furtherance of the transactions contemplated by this Agreement as the Seller or his counsel may reasonably request.

     SECTION 10.8. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Buyer under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Buyer in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel to the Seller.

     SECTION 11. CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.

     The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date of the following conditions, any one or more of which (other than Section 11.4) may be waived by the Buyer in its sole discretion:

     SECTION 11.1. Representations and Warranties of the Seller. All representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects (except for each of the representations and warranties made by the Seller that are limited by materiality, which shall be true and correct in all respects) on and as of the Closing Date as if again made by the Seller on and as of such date, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by the Seller.

     SECTION 11.2. Performance of the Obligations of the Seller. The Seller shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by the Seller.

     SECTION 11.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity and of any other Person, required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

     SECTION 11.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, which declares this Agreement invalid or unenforceable in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of the Company shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity or by any other Person which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in either such case has a reasonable likelihood of success in the opinion of counsel to the Buyer.

     SECTION 11.5. No Material Adverse Change. During the period from December 31, 2001 to the Closing Date there shall not have been any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of the Company.

     SECTION 11.6. Opinion of Counsel. The Buyer shall have received an opinion, dated as of the Closing Date from Thomas P. McNamara, P.A., covering the matters set forth on Exhibit E, subject to customary qualifications, limitations and qualifications for opinions given in transactions of the kind contemplated hereby.

     SECTION 11.7. Employment Agreement. The Seller shall have executed and delivered to the Company the Employment Agreement and the Employment Agreement shall be in full force and effect and the Seller shall not be in breach thereof.

     SECTION 11.8. Escrow Agreement. The Seller shall have executed and delivered to the Buyer the Escrow Agreement and the Escrow Agreement shall be in full force and effect and the Seller shall not be in breach thereof.

     SECTION 11.9. Company Facility Purchase Agreement; Lease Agreement. W.I. Commercial Properties, Inc. shall have executed the Company Facility Purchase Agreement, the Company Facility Purchase Agreement shall be in full force and effect and W.I. Commercial Properties, Inc. shall not be in breach thereof and the Company shall have executed a Lease with W.I. Commercial Properties, Inc. with respect to the Company Facility in form satisfactory to the Buyer, such Lease shall be in full force and effect and neither the Company nor W.I. Commercial Properties, Inc. shall be in breach thereof.

     SECTION 11.10. Releases by Directors and Officers. There shall have been delivered to the Buyer releases by the officers and directors of the Company of all claims against the Company except for compensation and expenses payable to such officers and directors up to the Closing Date for the then current pay period in the form of Exhibit F.

     SECTION 11.11. Lease Estoppels. The Seller shall have obtained and delivered to the Buyer a signed estoppel letter from the Company and Purification Technologies, Inc., each as lessee under separate Leases with W.I. Commercial Properties, Inc., which estoppel letters (i) shall be dated not more than twenty days prior to the Closing, (ii) shall be substantially in the form of, and shall set forth the information referred to on, the general form of estoppel letter attached hereto as Exhibit G, and (iii) shall contain such additional Lease-specific information, approvals, consents, clarifications, and/or assurances as the Buyer may deem necessary and require after reviewing such Lease. The Buyer may decline to approve either estoppel letter if it does not meet the foregoing requirements or sets forth information that is inconsistent with the Seller's representations in this Agreement or otherwise substantively unsatisfactory to the Buyer.

     SECTION 11.12. Letter Agreement. Rhonda M. Weldon shall have executed and delivered to the Buyer the Letter Agreement and the Letter Agreement shall be in full force and effect and Rhonda M. Weldon shall not be in breach thereof.

     SECTION 11.13. Guarantees. The Company shall be released as a guarantor of any Indebtedness outstanding on the Closing Date, including without limitation the Indebtedness set forth on Scheduled 11.13 hereto, such release to be acceptable to the Buyer and not require any payment by the Company to any Person.

     SECTION 11.14. Other Closing Documents. The Buyer shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Seller or in furtherance of the transactions contemplated by this Agreement as the Buyer or its counsel may reasonably request.

     SECTION 11.15. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Seller under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Seller or the Company in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel to the Buyer.

     SECTION 12. TERMINATION.

     SECTION 12.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

     (a) By mutual consent of the Seller and the Buyer;

     (b) By the Buyer if the Seller has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within ten (10) Business Days after written notice to the Seller (provided, that the Buyer is not then in material breach of the terms of this Agreement, and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 11.1 or Section 11.2 hereof, as the case may be, will not be satisfied;

     (c) By the Seller if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within ten (10) Business Days after written notice to the Buyer (provided, that the Seller is not then in material breach of the terms of this Agreement, and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 10.1 or Section 10.2 hereof, as the case may be, will not be satisfied;

     (d) By the Seller or the Buyer if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal; or

     (e) By the Seller or the Buyer if the Closing shall not have been consummated by June 30, 2002, provided that the right to terminate this Agreement under this Section 12.1(e) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been both willful and the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     SECTION 12.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 12.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Seller or the Buyer, or their respective officers, directors, stockholders, partners, option holders or other Persons under their control, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and provided that the provisions of Sections 9, 12 and 14 hereof shall remain in full force and effect and survive any termination of this Agreement.

     SECTION 13. TAX MATTERS

     The following provisions shall govern the allocation of responsibility between the Buyer and the Seller for certain tax matters following the Closing
Date:

     SECTION 13.1. Tax Periods Ending on or Before the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Buyer shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Seller shall reimburse the Buyer for Taxes of the Company with respect to such periods within fifteen (15) days after payment by the Buyer or the Company of such Taxes, except to the extent such Taxes were provided for on the Closing Date Financial Statements.

     SECTION 13.2. Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Seller shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date, except to the extent such Taxes were provided for on the Closing Date Financial Statements. For purposes of this Section 13.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

     SECTION 13.3. Cooperation on Tax Matters. (a) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of all Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller shall deliver all of the Company's Tax records at Closing, and the Buyer shall thereafter cause the Company to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

     (b) The Buyer and the Seller further agree, upon request, to cooperate fully in seeking to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     SECTION 13.4. Tax Sharing Agreements. Except as set forth on Schedule 13.4, all tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

     SECTION 13.5. Certain Taxes. Any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) imposed by any governmental subdivision upon the Seller in connection with this Agreement shall be paid by the Seller when due, and the Seller will, at the Seller's own expense, file all necessary Tax Returns and other documentation with respect to any such applicable transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     SECTION 14. MISCELLANEOUS.

     SECTION 14.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer may assign its rights hereunder to an Affiliate; provided, further, however, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Buyer hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

     SECTION 14.2. Governing Law, Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the court of the United States of America for the Middle District of Florida.

     SECTION 14.3. Expenses. The Seller shall pay any legal, accounting and other fees, expenses and costs incurred by the Company in connection with this Agreement and the transactions contemplated hereby. All of the other fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees, expenses and costs.

     SECTION 14.4. Broker's and Finder's Fees. The Buyer represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, other than Economic Enterprises, Inc., whose fees and expenses shall be the responsibility of the Buyer and, insofar as the Buyer knows, no other Person is entitled to any commission or finders fee in connection with any of these transactions. The Seller represents and warrants that neither the Seller nor the Company has dealt with a broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as the Seller or the Company know, no Person is entitled to any commission or finder's fee in connection with any of these transactions.

     SECTION 14.5. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

     SECTION 14.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission;
(iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or
(iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

     If to the Seller:

          Nationwide Industries, Inc.
          10333 Windhorst Road
          Tampa, Florida 33619
          Attn:  Mark C. Weldon
          Telecopy: (813) 490-0545

     Copy to:

          Thomas P. McNamara, P.A.
          2909 Bay to Bay Blvd.
          Tampa, Florida 33629
          Attn: Thomas P. McNamara
          Telecopy: (813) 837-1532

     If to the Buyer:

          P&F Industries, Inc.
          300 Smith Street
          Farmingdale, NY 11735
          Attn:  Joseph A. Molino, Jr., Vice President
          Telecopy:  (631) 694 1836

     Copy to:

          Willkie Farr & Gallagher
          787 Seventh Avenue
          New York, New York 10019-6099
          Attn: Neil Novikoff, Esq.
          Telecopy: (212) 728-8111

     Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

     SECTION 14.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     SECTION 14.8. Public Announcements. The parties agree that after the signing of this Agreement, the Seller shall not, and shall not permit the Company to, make any press release or public announcement concerning the transactions contemplated hereby without the prior written approval of the Buyer unless a press release or public amendment is required by law. Before the Buyer makes any such announcement or other disclosure, it agrees to give the Seller prior notice and an opportunity to comment on the proposed disclosure.

     SECTION 14.9. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

     SECTION 14.10. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Seller or the Buyer. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Seller or the Buyer.

     SECTION 14.11. Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall be specific as to the Section and subsection of this Agreement to which such disclosure applies and shall not be deemed to be disclosure thereof for purposes of any other section, subsection or Schedule hereto.

     SECTION 14.12. Section and Paragraph Headings; Transactions Contemplated by this Agreement. The Section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     SECTION 14.13. Knowledge. References in this Agreement to (i) the knowledge of the Seller shall refer to the knowledge of the Seller, (ii) the knowledge of the Company shall refer to the knowledge of the Seller or any of the Company's officers or directors and (iii) the knowledge of the Buyer shall refer to the knowledge of any of the Buyer's officers or directors.

     SECTION 14.14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                        P&F INDUSTRIES, INC.

                                        By: /s/ Richard A. Horowitz
                                            ------------------------------
                                            Richard A. Horowitz
                                            Chief Executive Officer


                                        /s/ Mark C. Weldon
                                        ------------------------------
                                        Mark C. Weldon


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